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                                                                       EXHIBIT 5


                                  July 23, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

           Re:    Service Experts, Inc.
                  Registration Statement on Form S-8

Ladies and Gentlemen:

           In our capacity as counsel to Service Experts, Inc., a Delaware corporation (the "Company"), we have examined the Registration Statement on Form S-8 (the "Registration Statement") in form as proposed to be filed by the Company under the Securities Act of 1933, as amended, relating to the registration of 1,605,424 shares of the Common Stock, $.01 par value per share, of the Company (the "Common Stock"), pursuant to the terms of the Amended 1996 Incentive Stock Plan, the Amended 1996 Employee Stock Purchase Plan, the 1997 Nonqualified Stock Option Plan, the Amended 1997 Nonqualified Stock Purchase Plan and the Amended Service Center Stock Option Plan (collectively, the "Plans"). In this regard, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth.

           Based upon the foregoing, we are of the opinion that the shares of Common Stock referred to in the Registration Statement, to the extent actually issued pursuant to the Plans and in the manner and on the terms described in the Plans, will be duly and validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                      Very truly yours,


                                      /s/ Waller Lansden Dortch & Davis,
                                      A Professional Limited Liability Company